EXHIBIT 99.1

Conquest Petroleum Incorporated Announces Capital Funding

HOUSTON, Nov. 18, 2009 (GLOBE NEWSWIRE) -- Conquest Petroleum Incorporated (OTCBB:CQPT), an independent oil & gas company headquartered in a suburb of Houston, TX (traded under the symbol CQPT), is pleased to announce consummation of a $1,000,000 loan facility obtained from a private fund. The capital from this facility will be utilized to complete the restoration program of bringing existing wells in the Delhi Field back on to production, the final restoration payments associated with the settlement of the Delhi environmental litigation, and for working capital. Upon completion of the restoration program, the Company will have 7 producing wells, five water injection wells, and a closed loop water injection system to put water into the injection wells to effect a pressure maintenance and waterflood program. The injection of water will include water produced from the 7 wells augmented by a water source well which will be able to produce large volumes for injection due to a down hole electrical pump.

Robert D. Johnson, CEO of the Company, commented, "These funds will get us farther on the way of completing Phase 2 of our Business Plan of getting existing economical wells back on production. Also the completion of our obligation regarding the environmental litigation is huge. We can now go forward in trying to find the funds to drill our inventory of development and probable wells. Additionally, Management of the Company will be continually searching for viable acquisitions and the funds to purchase those properties."

The Company has changed its Investor Relations Representation. Contact information can be found on the web site and below.

CAUTIONARY STATEMENT

Some of the items discussed in this presentation are forward-looking statements about Conquest Petroleum Incorporated ("Conquest" or the "Company") and its activities in Louisiana and Kentucky, known and unknown risks and uncertainties, which may cause Conquest's or its wholly owned subsidiaries' actual future results to vary widely. Words such as "anticipates", "hopes", "expects", "intends", "plans", "targets", "projects", "believes", "seeks", "estimates", and similar expressions are intended to identify such forward-looking statements. The statements are based upon Management's current expectations, estimates and projections, are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company's control and are difficult to predict. Among the factors that could cause actual results to differ materially are changes in demand for, and prices of and demand for, crude oil and natural gas, the results of drilling and testing, local political events, civil unrest, weather, the ability to obtain equity or debt financing on acceptable terms, if at all, working capital constraints, and general economic conditions. You should not place undo reliance on these forward-looking statements, which speak only from the date of this document. Unless legally required, Conquest undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:  Killian Capital Corp
          Ann Thomas
          210-744-9565
          ann_thomas@msn.com
          24900 Pitkin Road, Suite 308
          Spring, TX 77386